                        Ballard Spahr Andrews & Ingersoll
                         1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania  19103






                                        October 15, 1996




Triumph Group, Inc.
Four Glenhardie Corporate Center
1255 Drummers Lane, Suite 200
Wayne, PA  19087

          Re:  Offering of Common Stock
               ------------------------

Ladies and Gentlemen:

          We have acted as your counsel in connection with the proposed sale of 2,500,000 shares (the "Public Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Triumph Group, Inc. (the "Company"), to be sold by you to the underwriters named in the Registration Statement on Form S-1 (Registration No. 333-10777) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the proposed sale of 125,000 shares (the "Direct Sale Shares" and, together with the Public Shares, the "Shares") of Common Stock to be sold by you directly to certain executive officers and directors of the Company and certain employees of Citicorp Venture Capital Ltd.

          In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as basis for the opinion set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

          For the purposes of this opinion, we have assumed that prior to the closing of the offering for the Shares, the Company will have consummated the Recapitalization.

          Based on the foregoing, we are of the opinion that (i) the Shares to be sold by you will have been duly authorized, (ii) the Public Shares, when duly delivered and paid for in accordance with the terms of the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable shares of Common Stock of the Company, and (iii) the Direct Sale Shares, when delivered and paid for in accordance with the terms of such

Triumph Group, Inc.
October 15, 1996
Page 2


direct sale, will be duly and validly issued, fully paid and nonassessable shares of Common Stock of the Company.

          We express no opinion as to the law of any jurisdiction other than the federal law of the United States, the law of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware.

          This opinion may be relied upon by you only in connection with the offerings of the Shares and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

          This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

                                        Very truly yours,



                                        Ballard Spahr Andrews & Ingersoll